EXHIBIT 99.1
Company:	Jack Henry & Associates, Inc.	Analyst Contact:	Kevin D. Williams
	663 Highway 60, P.O. Box 807		Chief Financial Officer
	Monett, MO 65708		(417) 235-6652

		IR Contact:	Jon Seegert
Director of Investor Relations
(417) 235-6652

FOR IMMEDIATE RELEASE

JACK HENRY & ASSOCIATES FISCAL 2009 THIRD QUARTER

EPS REMAINS AT $0.30

Monett, MO. May 5, 2009 - Jack Henry & Associates, Inc. (Nasdaq: JKHY), a leading provider of integrated technology solutions and outsourced data processing for financial institutions, today announced third quarter fiscal 2009 results with a 4% decrease in revenue, a 9% decrease in gross profit, a 7% decrease in income from continuing operations and a 7% decrease in net income compared to the third quarter of fiscal 2008. For the nine months of fiscal 2009, revenue remained flat compared to the same period a year ago. Gross profit decreased 5%, income from continuing operations decreased 6%, and net income decreased 5% for the nine-month period compared to last year.

For the quarter ended March 31, 2009, the company generated total revenue of $180.4 million compared to $187.5 million in the same quarter a year ago. Gross profit decreased to $70.2 million compared to $77.0 million in the third quarter of last fiscal year. Income from continuing operations decreased to $24.8 million from $26.8 million a year ago. Net income totaled $24.8 million, or $0.30 per diluted share, compared to $26.6 million, also $0.30 per diluted share in the same quarter a year ago.

For the first nine months of fiscal 2009, total revenue of $553.7 million was generated compared to $554.2 million for the first nine months of fiscal 2008. Gross profit decreased to $220.1 million compared to $231.6 million during the same period last fiscal year. Income from continuing operations decreased to $75.3 million from $80.0 million a year ago. Net income for the nine months of fiscal 2009 was $75.3 million, or $0.89 per diluted share, compared to $79.3 million, or $0.88 per diluted share for the same nine months in fiscal 2008.

According to Jack Prim, CEO, "We continued to see significant headwinds during the quarter on discretionary spending related to hardware and license fees.  The cost controls that we implemented at the end of the 4th quarter with the full participation of our employee base helped buffer these shortfalls to some extent and allowed us to maintain strong gross and operating margins.  We indicated last quarter that we had additional potential cost control measures available and we are moving forward to implement some of these additional measures.  While the near term economic outlook remains cloudy we will continue to manage the business in what we believe to be the best long term interests of stockholders, customers and employees."

Operating Results

"Due to the continued headwinds on license and hardware revenue our recurring revenue represented 77% of total revenue for the quarter and 75% year to date. Support and services revenue which includes one-time implementation fees with the recurring revenue represented 84% of total revenue for the quarter and 83% year to date," stated Tony Wormington, President. "However, compared to the prior year our one-time implementation revenue decreased 18% for the quarter and 11% year to date, directly related to the decrease in license sales and delayed product implementations. During the quarter we saw some slowing in the growth of our electronic payments business which appears to be tied directly to consumer spending related to a couple of our payment offerings. While our growth rates in these payments businesses appear to be above the industry averages, they were slower than we have seen in recent quarters.  Our OutLInk revenue growth also slowed due to continued reduction in traditional item processing revenue, Check 21 image exchange and other headwinds caused by the current environment. In-house maintenance growth slowed due primarily to some delayed decisions for complementary products resulting in a decrease in implementations and work orders during the year."

License revenue for the third quarter was $12.7 million, or 7% of third quarter total revenue, compared to $18.4 million, or 10% of the third quarter total revenue a year ago. Support and service revenue increased to $151.8 million, or 84% of total revenue in third quarter of fiscal 2009 from $148.8 million, or 79% of total revenue for the same period a year ago. There was growth in most support and service revenue components for the third quarter. Maintenance Support was the largest contributor with growth of $3.5 million or 6% in the third quarter compared to the same quarter a year ago. Hardware sales in the third quarter of fiscal 2009 decreased to $15.8 million, or 9% of total revenue, from $20.3 million, or 11% of total revenue in the third quarter of last fiscal year.

For the nine months of fiscal 2009, license revenue decreased to $40.9 million, or 7% of total revenue, compared to $55.3 million, or 10% of total revenue a year ago. Support and service revenue contributed 83% or $458.8 million of the total revenue for the first nine months of the current fiscal year, compared to $431.7 million, or 78% of total revenue for the first nine months of the prior fiscal year. The increase in Support and Service revenue is due to increases in most components of this revenue line for the first nine months compared to the prior year. Hardware sales year-to-date was $54.0 million compared to $67.3 million for the same period last year. Hardware revenue was 10% of total revenue for fiscal 2009 and 12% of total revenue year-to-date in fiscal 2008.

Cost of sales for the third quarter remained flat at $110.2 million for the three months ended March 31, 2009 compared to $110.5 million for the same three months ended March 31, 2008. Third quarter gross profit decreased 9% to $70.2 million with a 39% gross margin, compared to $77.0 million and a 41% gross margin for the same period a year ago.

Cost of sales for the nine months ended March 31, 2009 increased 3% to $333.6 million from $322.7 million for the same period ended March 31, 2008. Year-to-date gross profit of fiscal 2009 decreased 5% to $220.1 million with a 40% gross margin, compared to $231.6 million and a 42% gross margin year-to-date for fiscal 2008.

Gross margin on license revenue for the third quarter of fiscal 2009 was 89% compared to 91% a year ago for the same period, primarily due to an increase in license revenue delivered through reseller agreements. Gross margin for the first nine months of fiscal 2009 was 89% compared to 92% for the same period a year ago.

Support and service gross margin decreased to 36% in the third quarter of fiscal 2009 from 37% a year ago. Support and service gross margin remained at 37% for both the first nine months of fiscal 2009 and for the first nine months in fiscal 2008. Hardware gross margin was lower for the third quarter at 24% compared to 27% for the same quarter last year, primarily due to sales mix along with lower vendor rebates received on hardware sold. Year-to-date hardware gross margin decreased to 27% from 28% a year ago.

Operating expenses decreased 4% for the third quarter of fiscal 2009 compared to the same quarter a year ago primarily due to cost control efforts that have reduced our research and development expenses and tempered the growth in our general and administrative expenses. Selling and marketing expenses fell 5% in the current year third quarter to $12.9 million from $13.6 million; however, they remained at 7% of total revenue for both periods. Research and development expenses decreased 6% in the current year third quarter to $10.7 million from $11.3 million, and remained at 6% of total revenue for both periods. General and administrative costs increased 1% to $9.6 million, or 5% of total revenue, from $9.5 million, which was also 5% of total revenue, a year ago.

Operating expenses decreased 1% for fiscal 2009 year-to-date compared to the same period a year ago primarily due to cost control efforts that have contained various operating costs, including travel, contract labor and marketing expenses. Selling and marketing expenses fell 1% in the same period to $40.7 million from $41.1 million, while remaining at 7% of total revenue for the first nine month periods of both fiscal 2009 and 2008. Research and development expenses decreased 1% to $32.4 million, or 6% of total revenue, from $32.7 million, also 6% of total revenue a year ago. General and administrative costs remained flat at $32.8 million, or 6% of total revenue compared to the same nine months a year ago.

Operating income decreased 13% to $37.1 million, or 21% of third quarter total revenue, compared to $42.5 million, or 23% of total revenue in the third quarter of fiscal 2008. Operating income decreased 9% to $114.3 million, or 21% of year-to-date total revenue, compared to $125.0 million, which was 23% of total revenue year-to-date in fiscal 2008.

Provision for income taxes decreased 22% in the current third quarter in fiscal 2009 compared to the third quarter in fiscal 2008. Provision for income taxes for the nine months ended March 31, 2009 decreased 17% and is 33.9% of income before income taxes compared to 36.6% of income before income taxes for the same nine month period in fiscal 2008. The effective tax rate change is due to the renewal of the Research and Experimentation Credit during the second quarter of fiscal 2009, which was retroactive to January 1, 2008. Third quarter net income totaled $24.8 million, or $0.30 per diluted share, compared to $26.6 million, or $0.30 per diluted share in the third quarter of fiscal 2008. Year-to-date net income totaled $75.3 million, or $0.89 per diluted share, compared to $79.3 million, or $0.88 per diluted share in the prior year.

For the third quarter of 2009, the bank systems and services segment revenue decreased 4% to $150.2 million, with a gross margin of 39% from $156.2 million and a gross margin of 41% in the same quarter a year ago. The credit union systems and services segment revenue decreased 4% to $30.2 million with a gross margin of 39% for the third quarter of 2009 from $31.3 million and a gross margin of 40% in the same period a year ago.

For the nine months ended March 31, 2009, the bank systems and services segment revenue decreased 1% to $456.2 million with a gross margin of 40% from $459.9 million with a gross margin of 42% for the nine months ended March 31, 2008. The credit union systems and services segment revenue increased to $97.5 million for the nine months of fiscal 2009, with a gross margin of 41% from $94.3 million and gross margin of 42% in the same period a year ago.

Balance Sheet, Cash Flow, and Backlog Review

At March 31, 2009, cash and cash equivalents decreased to $26.4 million from $40.6 million at March 31, 2008. Trade receivables decreased 17%, or $21.4 million, to $104.5 million compared to a year ago. Notes payable decreased from $85.2 million a year ago to $64.7 million at March 31, 2009. Total deferred revenue decreased $8.8 million or 8% to $100.8 million at March 31, 2009, compared to a year ago. Stockholders' equity fell 1% to $603.3 million at March 31, 2009, from $608.8 million a year ago.

Backlog increased 11% at March 31, 2009 to $277.0 million ($55.0 million in-house and $222.0 million outsourcing) from $249.0 million ($62.0 million in-house and $187.0 million outsourcing) at March 31, 2008. The current quarter backlog remained fairly flat compared to December 31, 2008, when backlog was $277.9 million ($61.4 million in-house and $216.5 million outsourcing).

"We continue to see strong interest from our existing in-house customers to migrate to our OutLink model, which is reflected in our outsourcing backlog. During the first nine months of the current fiscal year we have already exceeded the total number of these decisions made all of last fiscal year," stated Kevin Williams, CFO. "Obviously for the long-term this is very good for our company as it provides additional recurring revenue and visibility through these multi-year contracts. However, for the short-term this shift adds additional headwind on our license and hardware revenue."

Cash provided by operations totaled $91.2 million in the current year compared to $97.5 million last year. The following table summarizes net cash (in thousands) from operating activities:

	Nine months ended March 31,

	2009	2008

Net income	$75,296	$79,302
Non-cash expenses	53,206	56,323
Change in receivables	109,423	85,155
Change in deferred revenue	(122,763)	(108,873)
Change in other assets and liabilities	(23,969)	(14,437)

Net cash provided by operating activities	$91,193	$97,470

The decrease in cash provided by operating activities is primarily attributable to the decrease in net income. In addition, the Company spent $24.1 million during the first nine months of fiscal 2009 in the reduction of accounts payable and accrued liabilities (including accrued income taxes), compared to $21.8 million during the same period last year.

Net cash used in investing activities for the current year is $42.5 million and included payments for acquisition activity of $3.0 million, capital expenditures of $20.6 million, and capitalized software development of $18.9 million. During the first nine months of fiscal 2008, net cash used in investing activities of $92.3 million consisted of $49.0 million payment for acquisitions, $27.8 million in capital expenditures and $17.5 million for capitalized software development. Cash used for investing activities in the first nine months of fiscal 2008 was offset by $2.0 million net proceeds from sale of property and equipment, and other items.

Net cash used in financing activities for the current year is $87.9 million and included the repurchase of 3.1 million shares of our common stock for $58.4 million, $12.2 million net repayment on our revolving debt facilities, and the payment of dividends of $19.8 million. Cash used in financing activities was partially offset by proceeds of $2.6 million from the exercise of stock options, the sale of common stock, and excess tax benefits from stock option exercises. For the first nine months of fiscal 2008, cash used in financing activities was $53.2 million and consisted of $18.2 million for dividends paid and $68.5 million for the purchase of treasury stock. Cash used in the first nine months of fiscal 2008 was partially offset by net borrowings on our debt facilities of $14.9 million and $18.5 million proceeds from the exercise of stock options, sale of common stock and the excess tax benefits from stock-based compensation.

About Jack Henry & Associates

Jack Henry & Associates, Inc. provides integrated computer systems and processes ATM and debit card transactions for financial institutions.  Jack Henry markets and supports its systems throughout the United States, and has more than 8,800 customers nationwide.  For additional information on Jack Henry, visit the company's Web site at www.jackhenry.com. The company will hold a conference call on May 6th at 7:45 a.m. Central Time and investors are invited to listen at www.jackhenry.com.

Statements made in this news release that are not historical facts are forward-looking information. Actual results may differ materially from those projected in any forward-looking information. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Additional information on these and other factors, which could affect the Company's financial results, are included in its Securities and Exchange Commission (SEC) filings on Form 10-K, and potential investors should review these statements. Finally, there may be other factors not mentioned above or included in the Company's SEC filings that may cause actual results to differ materially from any forward-looking information.

Condensed Consolidated Statements of Income
(In Thousands, Except Per Share Data - unaudited)
	Three Months Ended		%	Nine Months Ended		%
	March 31,		Change	March 31,		Change

	2009	2008		2009	2008

REVENUE
License	$12,730	$18,441	-31%	$40,884	$55,257	-26%
Support and service	151,839	148,772	2%	458,839	431,663	6%
Hardware	15,839	20,267	-22%	53,987	67,305	-20%

Total	180,408	187,480	-4%	553,710	554,225	0%

COST OF SALES
Cost of license	1,436	1,739	-17%	4,577	4,279	7%
Cost of support and service	96,732	93,871	3%	289,366	269,858	7%
Cost of hardware	12,002	14,875	-19%	39,627	48,525	-18%

Total	110,170	110,485	0%	333,570	322,662	3%

GROSS PROFIT	70,238	76,995	-9%	220,140	231,563	-5%
Gross Profit Margin	39%	41%		40%	42%

OPERATING EXPENSES
Selling and marketing	12,873	13,597	-5%	40,650	41,080	-1%
Research and development	10,694	11,340	-6%	32,431	32,703	-1%
General and administrative	9,595	9,514	1%	32,779	32,785	0%

Total	33,162	34,451	-4%	105,860	106,568	-1%

OPERATING INCOME	37,076	42,544	-13%	114,280	124,995	-9%

INTEREST INCOME (EXPENSE)
Interest income	56	267	-79%	765	1,955	-61%
Interest expense	(241)	(583)	-59%	(1,192)	(770)	55%

Total	(185)	(316)	-41%	(427)	1,185	-136%

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	36,891	42,228	-13%	113,853	126,180	-10%

PROVISION FOR INCOME TAXES	12,089	15,430	-22%	38,557	46,189	-17%

INCOME FROM CONTINUING OPERATIONS	24,802	26,798	-7%	75,296	79,991	-6%

DISCONTINUED OPERATIONS
Loss from operations of discontinued operations	-	(293)	-100%	-	(1,085)	-100%
Income tax benefit	-	107	-100%	-	396	-100%

Loss on discontinued operations	-	(186)	-100%	-	(689)	-100%

NET INCOME	$24,802	$26,612	-7%	$75,296	$79,302	-5%

Continuing operations	$0.30	$0.30		$0.89	$0.89
Discontinued operations	0	(0)		0	(0)

Diluted net income per share	$0.30	$0.30		$0.89	$0.88

Diluted weighted avg shares outstanding	83,480	88,907		85,020	90,221

Consolidated Balance Sheet Highlights
(In Thousands-unaudited)	March 31,		% Change

	2009	2008

Cash, cash equivalents and investments	$26,415	$40,578	-35%
Receivables	104,524	125,879	-17%
TOTAL ASSETS	872,718	915,595	-5%

Accounts payable and accrued expenses	$33,670	$40,924	-18%
Note Payable	64,740	85,190	-24%
Deferred revenue	100,831	109,640	-8%
STOCKHOLDERS' EQUITY	603,301	608,775	-1%